EXECUTION VERSION

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

THIS SEPARATION AND RELEASE OF CLAIMS AGREEMENT (this "Agreement") is made and entered on August 29, 2019, by and between BRIAN STECH, a resident of Salt Lake County, Utah ("Stech"), and ZAGG INC, a Delaware corporation, with its principal place of business in Salt Lake County, Utah ("ZAGG" or the "Company"). Stech and the Company shall be collectively referred to herein as the "Parties" and individually as a "Party".

RECITALS

A.Stech was first employed by ZAGG as Executive Vice President of Global Sales in 2014. In connection with his continuing employment by ZAGG, Stech executed and delivered to ZAGG a Confidentiality, Non-Competition and Inventions Agreement dated December 15, 2014 (the " 2014 Agreement"), a copy of which is attached hereto as Exhibit A. The 2014 Agreement continues in full force and effect, except as amended below;

B.Subsequently, Stech was promoted to Executive Vice President of Global Sales and Marketing, then President of the ZAGG business unit and thereafter Chief Commercial Officer. Finally, in March 2018, he was promoted to President of ZAGG, at which time he executed and delivered to ZAGG (i) an Employment Agreement dated March 7, 2018, which amended and restated all previous employment agreements and arrangements between him and the Company, a copy of which is attached hereto as Exhibit B, and (ii) a Change of Control Addendum to Employment Agreement dated March 7, 2018, a copy of which is attached hereto as Exhibit C;

C.Stech resigned as the President and as an officer, director or agent of various subsidiaries of the Company as of July 17, 2019;

D.Stech has recently advised management of the Company of an employment offer (the "Offer") from Incipio, LLC ("Incipio") to become the Chief Executive Officer of Incipio. Stech has asked ZAGG to release him from all or part of the non-competition covenant of the 2014 Agreement in order that he may accept the Offer; and

E.The Company is willing, solely on the terms set forth herein, to amend certain terms of the 2014 Agreement to allow Stech to accept the Offer and become the CEO of Incipio , and to otherwise resolve any and all differences regarding Stech's employment, the resignation of Stech's employment, receive a release of all claims from Stech and all other matters on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises, covenants, agreements, waivers and releases hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Stech agree as follows:

AGREEMENT

1.TERMINATION OF OFFICER AND DIRECTOR RELATIONSHIP. Stech hereby confirms his resignation as the President of the Company and as an officer, director or agent of any Affiliate (as defined below) as of July 17, 2019 (the "Separation Date"), and the termination of his employment by the Company and any Affiliate effective as of the Separation Date.

2.PAYMENT OF COMPENSATION THROUGH THE SEPARATION DATE. Stech (i) acknowledges and agrees that he has received all salary, bonuses, and other compensation owed to him, and has been reimbursed for all reimbursable business expenses owed to him, through the Separation Date, and (ii) acknowledges and agrees that, in exchange for the payment of his salary through August 31, 2019, as provided in Section 3.a below, he shall not receive, and he waives the right to receive, payment for any unused accrued vacation leave, sick leave or PTO leave.

3.SEPARATION BENEFITS. In consideration for Stech signing this Agreement and agreeing to the promises, covenants, and agreements contained herein, and providing the releases and waivers set forth below, the Company shall provide Stech with the following separation benefits ("Separation Benefits"), as follows:

a.Separation Pay. The Company shall pay to Stech his base salary from the Separation Date through August 31, 2019, less applicable tax withholdings ("Separation Pay"), to be paid in full before September 6, 2019, via direct deposit into Employee's bank account or paid to Employee with a payroll check mailed to Employee's home address.

b.COBRA Coverage Pay.

i.If Stech properly and timely elects to continue the medical and dental insurance coverage for him and his family under the Company's group medical and dental plans (collectively, "Continuation Coverage") pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the Separation Date, the Company will pay that portion of the premium for such Continuation Coverage that equals the portion of the premium that the Company paid for the medical and dental insurance coverage for Stech and his family while he was employed by the Company ("COBRA Coverage Pay"), for August 2019 (the "COBRA Pay Period"). If Stech elects to continue COBRA coverage after the end of the COBRA Pay Period, such Continuation Coverage shall be entirely at his own expense. Notwithstanding the foregoing, if Stech ceases to be eligible to receive Continuation Coverage under COBRA prior to the end of the COBRA Pay Period (as a result of Stech having obtained insurance coverage through a new employer or otherwise), the Company shall have no further obligation to pay any portion of the COBRA premiums for Continuation Coverage under the Company's group medical and dental plans.

ii.In the event that Stech does not elect the continuation of his medical and/or dental insurance benefits under COBRA but instead purchases a separate policy of insurance (a "Separate Policy") to cover him and his family, the Company shall reimburse Stech for the amounts actually paid by Stech for such Separate Policy for the month constituting the COBRA Pay Period up to a maximum monthly amount not to exceed the amount that the Company would be required to pay if Stech had elected the continuation of health insurance coverage under COBRA.

iii.If Stech elects to continue COBRA coverage after the end of the COBRA Pay Period or to continue his coverage under his Separate Policy after the COBRA Pay Period, such Continuation Coverage or Separate Policy shall be entirely at his own expense.

c.2019Q2 Bonus. The Company has paid, and Stech hereby acknowledges receipt of, his 2019Q2 bonus.

4.CONTINUING COVENANTS. Stech hereby agrees to continue to abide by Stech's covenants, duties and obligations contained in Sections 3 - 8 of the 2014 Agreement, which shall remain in full force and effect, except as authorized or amended below:

a.Noncompetition. Notwithstanding the terms of the Covenant Not to Compete contained in Section 5(a) of the 2014 Agreement, ZAGG hereby authorizes Stech to accept the Offer and become an officer of Incipio; provided, that he shall not engage, directly or indirectly, in the management, operation or control, or assist or supervise any person or entity in the management, operation or control, of any aspect of the screen protection business of Incipio, including the development, production, marketing, sale or distribution of screen protection products ("Screen Protection Noncompetition"), during the remainder of the Non-Compete Period (as defined in the 2014 Agreement). For avoidance of doubt, the foregoing authorization shall not apply to Stech's employment by any person or entity other than Incipio.

b.Non-Solicitation of Other Employees. Section 5(b) of the 2014 Agreement is stricken and replaced with the following provision:

" Non-Solicitation of Other Employees. During the term of Employee's employment and for twelve (12) months thereafter (the "Employee Non Solicitation Period"), Employee shall not, directly or indirectly, (a) ask, invite, solicit, induce, recruit or encourage any person who is, or who, within the six (6) preceding months, was known by Employee to be employed by the Company or otherwise under contract with the Company or any Affiliate of the Company to provide services to the Company or any Affiliate (each a "Restricted Employee") to terminate his or her employment or services with the Company or any Affiliate or to take employment with or become employed by another person, including, without limitation, Employee, any other entity controlled, managed or organized by Employee or in which Employee is an officer, director, employee or agent; and/or any other entity that is a Restricted Business or potentially a Restricted Business; or (b) employ or hire, offer to employ or hire, or facilitate or assist in the employing or hiring of, any Restricted Employee, to work for Employee, any employer of Employee or any affiliated company, or any other person or entity."

c.No Solicitation of Customers or Suppliers. Section 5(c) of the 2014 Agreement is stricken and replaced with the following provision:

During the term of Employee' s employment and for twelve (I 2) months thereafter (the "Customer Non-Solicitation Period"), Employee shall not personally or on behalf of any other person or entity, directly or indirectly contact, call on, solicit business from, sell to, or do business with any customer of the Company of any Affiliate of the Company who did business with the Company during the term of Employee' s employment with the Company (a "Customer"), and shall not divert or attempt to divert from the Company or any Affiliate any business of any kind, including without limitation the Company's or any Affiliate' s customers, clients, Prospective Customers (as defined herein), members, investors, business partners, vendors or suppliers (collectively, "Customer and Supplier Solicitation"). The term "Prospective Customer" means any company or person to whom the Company has sold products or services in the past or with whom the Company has had contact during the term of Employee's employment with the Company for the purpose of marketing or offering its products or services.

Notwithstanding the terms of the No Solicitation of Customers and Suppliers Covenant contained in Section 5(c) of the 2014 Agreement, as replaced by the foregoing provision in this Subsection c, ZAGG hereby authorizes Stech to engage in Customer and Supplier Solicitation during his employment with Incipio; provided, that he shall not, during the Customer Non-Solicitation Period, engage, directly or indirectly, in Customer and Supplier Solicitation in connection with any aspect of the screen protection business of Incipio, including the development, production, marketing, sale or distribution of screen protection products ("Screen Protection Solicitation"). For avoidance of doubt, the foregoing authorization shall not apply to Stech's employment by any person or entity other than Incipio.

5.RETURN OF PROPERTY. Stech agrees to return to the Company, within five (5) days of the Effective Date, any and all property of the Company or any Affiliate that is in Stech's possession, custody or control.

6.RELEASE OF CLAIMS.

a.Release of Claims by Stech. Stech individually and on behalf of his heirs, assigns, executors, and successors, and each of them, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, subsidiaries, and other affiliated companies or entities (collectively, the "Affiliates"), and their current or former shareholders, directors, officers, members, managers, employees, agents, attorneys, insurers, successors and assigns (collectively, with the Company and the Affiliates, the "Company Releasees") from any and all losses, liabilities, claims, remedies, demands, suits, causes of action, duties or obligations of any kind or character whatsoever, known or unknown, arising prior to the Effective Date of this Agreement ("Stech Released Claims"). The Stech Released Claims include, without limitation, (i) any claims based either in whole or in part upon any facts, circumstances, acts, or omissions in any way arising out of, based upon, or related to Stech's employment with the Company or any of its Affiliates or his separation from the Company or any of its Affiliates; (ii) any claims arising under any federal or state statute or regulation, local ordinance, or the common law, regarding employment or prohibiting employment discrimination, harassment, or retaliation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (''ADEA''), the Older Workers' Benefits Protection Act ("OWBPA"), the National Labor Relations Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Utah Antidiscrimination Act, and the Utah Payment of Wages Act; (iii) any claim for wrongful discharge, wrongful termination in violation of public policy, breach of the covenant of good faith and fair dealing, breach of contract, personal injury, harm, or other damages (whether intentional or unintentional), negligence, negligent employment, defamation, misrepresentation, fraud, intentional or negligent infliction of emotional distress, interference with contract or other economic opportunity, assault, battery, or invasion of privacy; (iv) claims growing out of any legal restrictions on the Company's right to terminate its employment relationship with its employees; (v) claims for wages, other compensation, or benefits; (vi) any claim for general, special, or other compensatory damages, consequential damages, punitive damages, back or front pay, fringe benefits, attorneys' fees, costs, or other damages or expenses; (vii) any claim for injunctive relief or other equitable relief; (viii) any claim arising under any federal or state statute or local ordinance regulating the health and/or safety of the workplace; or (ix) any other tort, contract, or statutory claim.

b.Release Applies to Unknown Claims. The Parties agree that this Agreement shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. The Parties acknowledge that they are aware that they may hereafter discover facts different from, or in addition to, those which they or their attorneys now know or believe to be true with respect to the matters released above, and agree that the releases so given above shall be and remain in effect as full and complete releases of the respective claims, notwithstanding any such different facts.

c.Claims Not Released by Stech. Notwithstanding anything in Sections 6.a and 6.b of this Agreement, the release by Stech does not in any way affect Stech' s rights in any of the Company's retirement plan(s), which rights are governed by the terms of the plan(s) and by applicable law; Stech's right to continuation of insurance coverage pursuant to COBRA; any claims or rights of Stech that cannot be waived pursuant to applicable law, and any rights or remedies that Stech may have against the Company under the terms of this Agreement.

d.Protected Rights. Stech understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agency" or, collectively, "Government Agencies"). Stech further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Stech's right to receive an award for information provided to any Government Agency. Stech is waiving, however, his right to recover any monetary award, damages, remedies or other form of recovery in connection with a charge or complaint filed with the EEOC or any other Government Agency, whether such charge or complaint is filed by Stech or someone else.

e.No Assignment of Released Claims. Stech represents and warrants that he has not sold, transferred, conveyed, assigned, or otherwise disposed of any right, title or interest in any of the Stech Released Claims to any person or entity, that he is not aware of any other person or entity who may have or who has asserted or can assert a right, title, or interest in any of the Stech Released Claims and that he will not sell, transfer, convey, assign, or otherwise dispose of any right, title or interest in any of the Stech Released Claims to any person or entity.

7.COOPERATION AND ASSISTANCE. Stech agrees to cooperate and assist in the investigation, prosecution or defense of any potential claims or concerns regarding the Company's or any Affiliate's business about which he has relevant knowledge, including: (i) by providing truthful information and testimony as reasonably requested by the Company; and (ii) by providing truthful information and testimony to Government Agencies on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company or any of its Affiliates.

a.The Company will reimburse Stech for reasonable time, travel and out of pocket expenses incurred in providing such cooperation and assistance after the Separation Date.

b.Except as provided for in Section 6.e with regard to governmental reporting, Stech further agrees to inform the Company of all subpoenas, correspondence, telephone calls, and requests for information, inquiries or other contacts he receives from third parties concerning any fact or circumstances known to him during his employment. Stech agrees to inform the Company within three (3) business days of each such contact. All notices and other communications Stech may provide the Company as required to accomplish this obligation shall be in writing and shall be given by Stech in hand or by overnight delivery, with a signed receipt, and shall be deemed effective as of the date delivered.

8.NON-DISPARAGEMENT.

a.For twelve (12) months following the term of Stech's employment with the Company, Stech agrees not to directly or indirectly criticize, make any negative comment about or otherwise disparage the Company or any of the other Company Releasees in any manner, whether orally or in writing, or directly or indirectly. Prohibited disparagement shall include, without limitation, any negative comment that, when viewed objectively, appears calculated to disrupt or impair their normal, ongoing business operations, or to harm their reputation with employees, suppliers, customers, agents, shareholders or the public, as applicable. Stech further agrees not to provide testimony as an expert or paid witness on behalf of a party adverse to the Company or any other Company Releasee. This Section does not prohibit Stech from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena.

b.For twelve (12) months following the term of Stech's employment with the Company, the Company agrees that its executive officers and members of its Board of Directors shall not directly or indirectly criticize, make any negative comment about or otherwise disparage Stech in any manner, whether orally or in writing. Prohibited disparagement shall include, without limitation, any negative comment that, when viewed objectively, appears calculated to disrupt or impair or to harm his reputation with prospective employers, employees, suppliers, customers, agents, shareholders or the public.

9.NO ADMISSION OF LIABILITY OR WRONGDOING. Neither this Agreement nor the consideration for this Agreement shall be construed as an admission by the Company that it or any of the other Company Releasees has acted wrongfully with respect to Stech, or that Stech has any valid or enforceable claims or rights whatsoever against the Company or any of the other Company Releasees, and the Company specifically denies any liability to, or wrongful act against, Stech, on the part of itself or any of the other Company Releasees.

10.STECH'S ACKNOWLEDGMENT OF NOTICES PERTAINING TO THE RELEASE OF ADEA CLAIMS. By his execution of this Agreement, Stech acknowledges and agrees that:

a.this Agreement includes a release of all claims under the ADEA arising up to and including the execution of this Agreement, and that he has been advised of that fact and that he should fully consider this release before executing this Agreement;

b.he has been given the opportunity to read this entire Agreement and has had all questions regarding its meaning and content answered to his satisfaction;

c.he has been advised of his right to seek independent legal advice and counsel regarding this Agreement from an attorney of his own choosing, and that he has availed himself of that right to the extent he desired to do so before signing this Agreement;

d.he has been advised that he has twenty-one (21) days to consider this Agreement before signing it, and that he may revoke the Agreement within seven (7) calendar days after the date he signs it;

e.he fully understands all of the provisions of this Agreement;

f.the waiver and release of claims set forth herein is given in return for valuable consideration, as provided under the terms of this Agreement; and

g.he is entering into this Agreement knowingly and voluntarily in exchange for the promises made in this Agreement and that no other representations or promises have been made to him to induce or influence his execution of this Agreement.

11.TIME TO SIGN AGREEMENT. In accordance with the OWBPA, Stech may take up to twenty-one (21) days from the date of receipt of this Agreement in which to review and consider it, consult with counsel of his choosing about it, and sign the Agreement and deliver it to the Company. Stech may sign the Agreement and deliver it to the Company before the end of the twenty-one (21) day period. If Stech has not signed and returned the Agreement to the Company by the end of the twenty-one (21) day period, the offer set forth herein shall be withdrawn automatically.

12.TIME TO REVOKE AGREEMENT. After signing this Agreement, Stech shall have seven (7) days within which to revoke this Agreement in its entirety. If Stech revokes this Agreement, he will not be entitled to the Separation Benefits described in Section J, and this Agreement will be void and without effect whatsoever. Stech may revoke his acceptance of this Agreement by delivering, or causing to be delivered, to Abby Barraclough, the Company's General Counsel, at 910 West Legacy Center Drive, Suite 500, Midvale, UT 84047, no later than the seventh (7th) day following the signing of this Agreement by Stech, a written notice revoking the acceptance of the Agreement. After the seven-day rescission period has elapsed, Stech shall not have the right to revoke or rescind this Agreement or the release contained herein.

13.EFFECTIVE DATE. Stech further acknowledges that this Agreement shall not become effective and enforceable until eight (8) days following the execution of this Agreement by Stech, provided the Agreement has not been revoked by Stech within the revocation period referenced in the preceding Section ("Effective Date").

14.GENERAL PROVISIONS.

a.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

b.Governing Law. This Agreement shall be governed by the laws of the State of Utah without regard to conflict of law principles.

c.Exclusive Jurisdiction and Venue. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state or federal courts located in Salt Lake County in the State of Utah, and each party agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such Party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.

d.WAIVER OF RIGHT TO JURY TRIAL. TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIYER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

e.Fees and Costs. The prevailing party in any court action or other adjudicative proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party his or its reasonable attorneys' fees, accountants' fees, and expert witness fees and for the costs of such proceeding. The provisions set forth in this paragraph shall survive the merger of these provisions into any judgment.

f.Amendments; Waivers. This Agreement may not be modified, amended, or changed except by an instrument in writing, signed by Stech and by a duly authorized representative of the Company. No waiver or consent shall be binding except in a writing signed by the Party making the waiver or giving the consent. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.

g.Assignment. Stech agrees that he shall have no right to assign, and shall not assign or purport to assign, any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

h.Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

i.Construction. The terms of this Agreement have been negotiated by the Parties hereto, and no provision of this Agreement shall be construed against either Party as the drafter thereof.

j.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning. Section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender; (b) words using the singular or plural number shall also include the plural or singular number, respectively; and (c) the terms "hereof," "herein," "hereby,""hereto," and derivative or similar words shall refer to this entire Agreement.

k.Notice. All notices or other communications given or made hereunder shall be in writing and shall be deemed duly given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (I) day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Party's address set forth on the signature page below, or at such other address as such Party may designate by ten (10) days advance written notice to the other party in accordance with this Section 14.k.

l.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

m.Authority. Each party represents and warrants that he or it has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

n.Entire Agreement. This Agreement contains the entire agreement between Stech and the Company and there have been no promises, inducements or agreements not expressed in this Agreement.

o.STECH'S ACKNOWLEDGEMENT. STECH ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL REGARDING THIS AGREEMENT AND HAS OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT HE DEEMS NECESSARY OR APPROPRIATE, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

"THE COMPANY"

ZAGG Inc,
a Delaware corporation

By: /s/ CHRIS AHERN
Name: Chris Ahern
Title: CEO
"STECH"

By: /s/ BRIAN STECH
Name: Brian Stech

SIGNATURE PAGE
TO THE
SEPARATION AND RELEASE AGREEMENT